NEWS

Contact:	Media: Chris Solie 1-313-845-1746	Fixed Income Investment Community: Rob Moeller 1-313-621-0881
	csolie@ford.com	rmoeller@ford.com

IMMEDIATE RELEASE

FORD MOTOR CREDIT COMPANY ANNOUNCES
PRICING TERMS FOR EXCHANGE OFFERS

DEARBORN, Mich., May 25, 2006 — Ford Motor Credit Company (the “Company”) today announced the applicable reference yield and the issuance price for the Company’s 9.75% Notes due September 15, 2010, one of the two series of new notes that the Company is offering to exchange, together with a cash payment, for a portion of its outstanding old notes pursuant to its exchange offers announced on May 2, 2006.

The applicable reference yield and the issuance price of the Company’s 9.75% Notes due September 15, 2010, were determined by the joint dealer managers today at 11:00 a.m., New York City time, to be 4.93% and $970.67 per $1,000 principal amount, respectively. As stated in the Company’s offering memorandum dated May 2, 2006, the issuance price for the new floating rate notes will be $1,000.

The exchange offers will expire at 7:00 a.m., New York City time on May 31, 2006. The intended settlement date of the exchange offers will be June 5, 2006, or as soon as practicable thereafter.

The new notes have not been registered under the Securities Act of 1933 or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers are being made only pursuant to an offering memorandum and related letter of transmittal, as amended hereby, and only to such persons and in such jurisdictions as is permitted under applicable law.

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